NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

•	All-time record full year earnings
•	Full year diluted EPS of $2.77, up 88% from 2009 Diluted EPS of $1.47
•	$18.0 million of operating cash flow generated in Q4, $37.5 million YTD

March 2, 2011

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $142.1 million and earnings per diluted share of $0.59 for the fourth quarter of 2010, compared to net sales of $131.7 and earnings per diluted share of $0.71 for the fourth quarter of 2009.  Included in the fourth quarter results were a $0.05 per diluted share charge related to a non-income tax contingency and a $0.05 per diluted share charge related to an out-of-period charge at one of the Company’s affiliates.  Both items are described below.

Full year 2010 sales were $544.1 million and earnings per diluted share were $2.77, compared to full year 2009 sales of $451.5 million and earnings per diluted share of $1.47.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “2010 was a record year in earnings for Quaker.  We are now considerably more profitable than before the global economic crisis.  While our revenue has continued to recover, it is still down 6% from our highpoint in 2008.  However, our earnings are at an all-time high and more than double from 2008.  Besides our strong results, we are pleased with the progress we made in other areas.  We made two small but strategic acquisitions, increased our dividend, and enhanced our financial flexibility by extending and increasing our revolving credit line.  As we exited 2010, our financial condition was strong and we are strategically well positioned for future growth.”

Further, Mr. Barry stated, “As expected, continued raw material cost escalation in the fourth quarter resulted in a lag effect on margins, causing our gross margins to be at their lowest level of the year.  In the first quarter of 2011, we have implemented significant price increases in order to restore our margins to more acceptable levels.  Despite the negative impact on margins, our volumes remained strong and we were still able to achieve the fourth highest quarterly profit in the Company’s history.”

Mr. Barry continued, “In 2011, we expect to have good growth due to our leadership positions in faster growing economies like China, Brazil and India, as well as continued recovery in the more mature markets such as the U.S. and Europe.  We will also be investing in additional resources to support that growth, especially in the emerging markets.  While the current Middle East tensions put greater uncertainty on raw material pricing, our goal is to continue our profit growth and build upon the record profits we achieved in 2010.  In addition, we expect to continue to make strategic acquisitions and are currently evaluating several opportunities.  In summary, I am confident in our future and I am encouraged by our prospects for 2011 and beyond.”

Fourth Quarter Summary

Net sales for the fourth quarter were $142.1 million, up 8% from $131.7 million for the fourth quarter of 2009.  The increase in net sales was primarily the result of an 8% increase in volume which was experienced across the globe.

Selling prices and mix increased revenues by approximately 5%, as the Company implemented price increases to help offset higher raw material costs.  These increases were partially offset by lower automotive chemical management services (“CMS”) revenue reported on a gross basis and lower foreign exchange rates which decreased revenues by approximately 3% and 1%, respectively.

Gross profit increased slightly compared to the fourth quarter of 2010, as the Company’s gross margin decreased to 33.7% compared to 36.1% in the fourth quarter of 2009.  The decrease in gross margin was primarily driven by increased raw material costs.  The Company is in the process of implementing additional price increases, in part, to recover these higher raw material costs and its margins.

Selling, general and administrative expenses (“SG&A”) were flat compared to the fourth quarter of 2009.  Higher selling costs on increased business activity, as well as higher professional fees related to the Company’s acquisition activity, were offset by lower incentive compensation costs as well as reductions from foreign exchange rate translation.  SG&A as a percentage of sales decreased from 27% in the fourth quarter of 2009 to 25% in the fourth quarter of 2010.

Included in the fourth quarter of 2010 is a $0.6 million or approximately $0.05 per diluted share charge related to a non-income tax contingency discussed below in the Full Year Summary.

Net interest expense decreased due to lower interest rates, lower average debt balances as well as higher interest income.

Equity in net income of associated companies includes an out-of-period charge of approximately $0.05 per diluted share.  In the fourth quarter of 2010, the Company identified shortfalls in reserves related to pension and other items at one of the Company’s affiliates.  The affiliate adjusted these shortfalls in the fourth quarter of 2010, and the Company does not believe these adjustments are material to the Company’s consolidated financial statements.

Full Year Summary

Net sales for 2010 were $544.1 million, an increase of $92.6 million, or approximately 21%, compared to $451.5 million for 2009.  The increase in sales was driven by significant increases in volume across the globe, as the comparisons to the prior year continue to reflect recovery from the global economic downturn.  The volume increases were partially offset by lower CMS revenue reported on a gross basis, which decreased revenues by approximately 4%.  Changes in price/mix and foreign exchange rate translation each increased revenues by approximately 1%.

Gross profit increased $36.0 million, or 23%, compared to 2009, largely as a result of increased volumes.  The gross margin increased to 35.4% in 2010 from 34.7% in 2009.  Raw material costs did not begin to significantly increase until the middle of the second quarter of 2010 and continued through the end of 2010.  Only a portion of these higher costs were recovered through price increases in 2010.  Additional price increases are being implemented in early 2011 as part of the Company’s effort to recover margins.  However, the reduction in gross margin from higher raw material costs was tempered by reduced automotive CMS revenues reported on a gross basis which increased the gross margin by approximately 1 percentage point.

SG&A increased $13.2 million, or 10%, compared to 2009.  Higher selling costs with increased business activity, inflationary costs, as well as increased incentive compensation were the primary drivers of the increase, representing 66% of the increase.  Differences in foreign exchange rates, higher professional fees related to acquisitions and other costs accounted for the remainder of the increase.  SG&A as percentage of sales decreased from 28% in 2009 to 26% in 2010.

As initially disclosed in the Company’s second quarter 2010 Form 10-Q, one of the Company’s subsidiaries may have paid certain value-added-taxes (“VAT”) to an incorrect jurisdiction and, in certain cases, may not have collected sufficient VAT from certain customers.  The VAT regulations and circumstances surrounding this issue are extremely complex.  As a result, it is difficult to estimate both the probability and the amount of any potential exposure.  Included in the 2010 results is a charge of $4.1 million or approximately $0.26 per diluted share, consisting of two tax dispute settlements entered into by the subsidiary and the Company’s estimate of the net amount that may be ultimately paid to the other jurisdiction that has made inquiries of the subsidiary.  Please refer to the Company’s 2010 Annual Report on Form 10-K for further discussion of this matter.

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In 2009, the Company implemented and completed a restructuring program totaling $2.3 million or approximately $0.14 per diluted share.  The Company incurred a final charge related to the former CEO’s supplemental retirement plan of approximately $1.3 million, or $0.08 per diluted share, in 2010, compared to a charge of $2.4 million, or $0.14 per diluted share, in 2009.

Other income for 2010 includes higher license fees from increased business activities as well as foreign exchange rate gains versus losses in 2009, which partially offset a gain related to the disposition of land in Europe of approximately $0.11 per diluted share in 2009.  Net interest expense decreased due to lower interest rates, lower average debt balances as well as higher interest income.

Equity in net income of associated companies includes charges totaling approximately $0.08 per diluted share related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte and the out-of-period charge discussed above.

The increase in net income attributable to noncontrolling interests reflects improved profitability from these affiliates, as the prior year comparisons are affected by the global economic downturn.

Balance Sheet and Cash Flow Items

Operating cash flow increased by $18.0 million in the fourth quarter of 2010 on strong earnings and improvements in working capital.  Additionally, during the fourth quarter of 2010, the Company completed the acquisition of Summit Lubricants Inc., a leading specialty grease manufacturer, for a purchase price of $29.1 million.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss fourth quarter results is scheduled for March 3, 2011 at 8:30 a.m. (ET).  A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Web site at http://www.quakerchem.com.  You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net sales	$142,083	$131,726	$544,063	$451,490

Cost of goods sold	94,193	84,111	351,274	294,652

Gross profit	47,890	47,615	192,789	156,838
%	33.7%	36.1%	35.4%	34.7%

Selling, general and administrative expenses	35,723	35,625	139,209	126,018
Non-income tax contingency charge	551	-	4,132	-
Restructuring and related charges	-	-	-	2,289
CEO transition costs	-	-	1,317	2,443

Operating income	11,616	11,990	48,131	26,088
%	8.2%	9.1%	8.8%	5.8%

Other income, net	540	382	2,106	2,409
Interest expense, net	(822)	(1,220)	(4,024)	(4,805)
Income before taxes and equity in net income of associated companies	11,334	11,152	46,213	23,692

Taxes on income before equity in net income of associated companies	3,631	3,002	12,616	7,065
Income before equity in net income of associated companies	7,703	8,150	33,597	16,627

Equity in net (loss) income of associated companies	(240)	223	494	863

Net income	7,463	8,373	34,091	17,490

Less: Net income attributable to noncontrolling interest	568	441	2,284	1,270

Net income attributable to Quaker Chemical Corporation	$6,895	$7,932	$31,807	$16,220
%	4.9%	6.0%	5.8%	3.6%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.60	$0.72	$2.82	$1.48
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.59	$0.71	$2.77	$1.47

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$25,766	$25,051
Construction fund (restricted cash)	-	2,358
Accounts receivable, net	116,266	108,793
Inventories	60,841	50,040
Current deferred tax assets	4,624	5,523
Prepaid expenses and other current assets	7,985	7,409
Total current assets	215,482	199,174

Property, plant and equipment, net	76,535	67,426
Goodwill	52,758	46,515
Other intangible assets, net	24,030	5,579
Investments in associated companies	9,218	8,824
Non-current deferred tax assets	28,846	28,237
Other assets	42,561	39,537
Total assets	$449,430	$395,292

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$890	$2,431
Accounts payable	61,192	58,389
Dividends payable	2,701	2,550
Accrued compensation	17,140	16,656
Accrued pension and postretirement benefits	1,672	4,717
Current deferred tax liabilities	181	213
Other current liabilities	17,415	15,224
Total current liabilities	101,191	100,180
Long-term debt	73,855	63,685
Non-current deferred tax liabilities	6,108	5,213
Accrued pension and postretirement benefits	30,016	27,602
Other non-current liabilities	51,161	42,317
Total liabilities	262,331	238,997

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2010 - 11,492,142 shares	11,492	11,086
Capital in excess of par value	38,275	27,527
Retained earnings	144,347	123,140
Accumulated other comprehensive loss	(13,736)	(10,439)
Total Quaker shareholders' equity	180,378	151,314
Noncontrolling interest	6,721	4,981
Total equity	187,099	156,295
Total liabilities and equity	$449,430	$395,292

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the twelve months ended December 31,
(Dollars in thousands)

	(Unaudited)
	2010	2009
Cash flows from operating activities
Net income	$34,091	$17,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,867	9,525
Amortization	988	1,078
Equity in net income of associated companies, net of dividends	19	(833)
Deferred income tax	1,849	(505)
Uncertain tax positions (non-deferred portion)	(1,130)	1,266
Deferred compensation and other, net	(628)	652
Stock-based compensation	3,096	2,130
Restructuring and related charges, net	-	2,289
Loss (gain) on disposal of property, plant and equipment	32	(1,202)
Insurance settlement realized	(1,640)	(1,608)
Pension and other postretirement benefits	(2,636)	(7,929)

Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(4,469)	(6,816)
Inventories	(7,153)	9,765
Prepaid expenses and other current assets	(814)	(129)
Accounts payable and accrued liabilities	5,511	16,540
Change in restructuring liabilities	-	(4,473)
Estimated taxes on income	564	4,363
Net cash provided by operating activities	37,547	41,603

Cash flows from investing activities
Capital expenditures	(9,354)	(13,834)
Payments related to acquisitions, net of cash acquired	(35,909)	(1,975)
Proceeds from disposition of assets	229	1,666
Insurance settlement received and interest earned	5,122	5,204
Change in restricted cash, net	(1,124)	2,327
Net cash used in investing activities	(41,036)	(6,612)

Cash flows from financing activities
Net decrease in short-term borrowings	(1,456)	(1,755)
Proceeds from long-term debt	9,841	3,500
Repayments of long-term debt	(636)	(23,973)
Dividends paid	(10,449)	(10,111)
Stock options exercised, other	5,500	412
Excess tax benefit related to stock option exercises	2,558	-
Distributions to minority shareholders	(1,021)	(890)
Net cash provided by (used in) financing activities	4,337	(32,817)

Effect of exchange rate changes on cash	(133)	1,985
Net increase in cash and cash equivalents	715	4,159
Cash and cash equivalents at the beginning of the period	25,051	20,892
Cash and cash equivalents at the end of the period	$25,766	$25,051